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                                                                   Exhibit 4.2

                              NOTICE OF CONVERSION

To:   Genuity Inc.

Date: July 23, 2002

Re:   Election to Convert Class B Common Stock into Class A Common Stock

Attached herewith is Genuity Inc. Certificate 2, dated June 23, 2000 (the "Certificate"), originally issued in the amount of 365,120 shares of Class B Common Stock of Genuity Inc. (the "Company"). Contel Federal Systems, Inc. (the "Holder") notes in the most recent proxy statement filed by the Company with the Securities and Exchange Commission that: "Commencing on the Effective Date, each Old Class A common stock certificate and each Old Class B common stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of common stock resulting from the Reverse Stock Split at the chosen Reverse Stock Split Ratio." Accordingly, as a result of the 20-for-1 reverse stock split effected by Genuity and effective on or about May 30, 2002, the Certificate is currently deemed for all corporate purposes to represent 18,256 shares of Class B Common Stock of the Company.

The Holder hereby surrenders the Certificate and elects to convert 18,256 shares of Genuity Inc. Class B Common Stock (which shall constitute all of the Holder's currently owned shares of Genuity Inc. Class B Common Stock) into Genuity Inc. Class A Common Stock in a "Percentage Driven Conversion" as such term is defined in the Genuity Inc. Certificate of Incorporation as currently in effect (the "Charter"). Please prepare a stock certificate representing shares of Class A Common Stock in the name of the Holder and notify the Corporate Secretary of the Holder at telephone number 212-395-1783 when such stock certificate shall be available for delivery. In accordance with the Charter, this conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted.

The Holder is aware that as specified in the Charter, it is responsible for ensuring that its election to convert shares of Genuity Inc. Class B Common Stock into Genuity Inc. Class A Common Stock is in compliance with the FCC Order (as such term is defined in the Charter), and the Holder has satisfied itself that it is so in compliance.

Very truly yours,

CONTEL FEDERAL SYSTEMS, INC.                  Subscribed and sworn before me
                                              this 23rd day of July 2002.


By: /s/ Marcus R. Veatch                      /s/ Fredoline Iamiceli
    -------------------------                 -------------------------------
    Marcus R. Veatch                          Notary Public
    Vice President - Taxes

By: /s/ Marianne Drost
    -------------------------
    Marianne Drost
    Secretary